EXHIBIT 5.1

January 24, 2025
Board of Directors
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100
Novato, CA 94947

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Bank of Marin Bancorp (the “Company”) with the Securities & Exchange Commission in connection with the registration under the Securities Act of 1933 of (i) shares of the Company’s common stock, no par value (“Common Stock”), (ii) shares of the Company’s preferred stock, no par value (“Preferred Stock”), (iii) warrants to purchase Preferred Stock or Common Stock (“Warrants”), (iv) unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness, (“Debt Securities”), (v) fractional interests in shares of preferred stock (“Depositary Shares”), and (vi) units comprising one or more of the foregoing securities (“Units” and, together with the Common Stock, Preferred Stock, Warrants, Debt Securities and Depositary Shares, the “Securities”).

In rendering this opinion, we have examined such documents and records as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. In addition, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) a prospectus supplement will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (v) any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; and (vi) with respect to shares of Common Stock or Preferred Stock offered, there will be sufficient shares of Common Stock or Preferred Stock authorized under the Company’s Articles of Incorporation and the Company’s Bylaws and not otherwise reserved for issuance.

Based upon the foregoing and such other further review of fact and law as we have deemed necessary or appropriate under the circumstances, we are of the opinion that any Securities consisting of Common Stock or Preferred Stock, when issued and delivered against payment therefore, will be duly and validly issued, fully paid and non-assessable and any Securities consisting of Warrants or Units will constitute legal, valid and binding obligations of the Company.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or related documents, nor is it to be filed with or furnished to any government agency or other person, without the prior written consent of this firm in each instance.

This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the heading “Legal Matters” therein and in the related prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Stuart | Moore | Staub
STUART | MOORE | STAUB